UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Report): May 22, 2008

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

133 Sevilla Avenue

Coral Gables, FL 33134

(Address of principal executive offices) (Zip Code)

(954) 728-9090

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “eLandia,” the “Company,” “us,” “our” or “we” are to eLandia International Inc.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) We anticipate that more than 75% of our revenues in 2008 will be derived from information technology operations in Latin America and that we will continue to pursue a plan for growth in Latin America. As a result, we have materially shifted our business focus from the South Pacific region to Latin America. Accordingly, our principal stockholder has advised us that it will support the candidacy of directors who have substantial experience with Latin American operations and/or information technology businesses.

Given the Company’s new focus, in late May, the following four directors offered their resignations: David Levine (May 24), Osmo Hautanen (May 24), Jai Bhagat (May 24) and Winston Thompson (May 22). Each of these directors also resigned from their respective positions on the various committees on which they served. These resignations were not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices. Each of these directors provided valuable services to the Company and, as a result, the Company experienced substantial growth during their tenure. These resignations were on good terms, and the resigning directors are thanked for their services.

(d) At a Board meeting held on May 28, 2008, Mr. M. Lewis Temares was elected by action of the Board. The Board’s committees have been reconstituted as follows: (i) the members of the Audit Committee are Messrs. Fernandez and Temares, with Mr. Fernandez serving as the chairperson; (ii) the members of the Governance and Nominating Committee are Messrs. Temares and Fernandez, with Mr. Temares serving as the chairperson; and (iii) the members of the Compensation Committee are Messrs. Temares and Fernandez, with Mr. Temares serving as the chairperson. We are actively pursuing qualified candidates with strong Latin American and information technology experience to fill the remaining vacancies on the Board by the end of the year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: May 29, 2008	By:	/s/ Harley L. Rollins
Harley L. Rollins
Chief Financial Officer

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